EXHIBIT 10.10

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT


         THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") is entered into as of the 17th day of October, 2008, by and among American Environmental Energy, Inc., a Nevada corporation ("Purchaser"), each of the members of Equinox Carbon Equities, LLC, a Nevada limited liability company ("Equinox"), listed on the signature page hereto (collectively, the "INITIAL MEMBERS").

                                    RECITALS

         WHEREAS, the Initial Members hold all of the issued and outstanding membership interests of Equinox (the "ORIGINAL SECURITIES");

         WHEREAS, Purchaser desires to acquire from the Initial Members, and each of the Initial Members desires to sell to Purchaser, eighty percent (80%) of the membership interests of Equinox; and

         WHEREAS, in connection with the transactions contemplated by this Agreement, and pursuant to the terms set forth herein, Purchaser shall use commercially reasonable efforts to identify an investor or lender to raise an additional $6,000,000 of debt or equity for Equinox.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                      DEFINITIONS AND RULES OF CONSTRUCTION
                      -------------------------------------

         SECTION 1.1 DEFINITIONS. As used herein, the following terms shall have the following meanings:

         "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, "control" means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have correlative meanings.

         "CONTRACT" means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation.

         "GOVERNMENTAL AUTHORITY" means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

         "LAW" means any applicable law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement.

         "LEGAL PROCEEDING" means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Authority.

         "LIENS" mean any lien, security interest, claim, mortgage, assessment, equitable interest, option, pledge, right of first refusal or other encumbrances or restrictions of any kind, including any restrictions on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, but excluding any Permitted Liens.

         "ORDER" means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Entity or arbitral tribunal.

         "ORGANIZATIONAL DOCUMENTS" means any charter, certificate of incorporation, articles of organization, articles of association, bylaws, operating agreement or similar formation or governing documents and instruments.

         "Permitted Liens" mean (a) statutory Liens not yet delinquent or the validity of which are being contested in good faith by appropriate actions (provided that in the event a contested statutory Lien exceeds $5,000.00, an escrow or cash reserve account has been established for the full amount of the potential liability), (b) purchase money Liens arising in the ordinary course,
(c) Liens for Taxes not yet delinquent, (d) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations or financial condition of the property of Equinox so encumbered and that do not result from a breach, default or violation by Equinox of any Contract or Law, and (e) such imperfections of title, easements, encumbrances and mortgages or other liens as are not substantial in character, amount or extent, do not and will not materially detract from the value or interfere with the present use of the properties subject thereto or affected thereby or otherwise materially impair business operations.

         "PERSON" means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

         "TAX AUTHORITY" means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

         "TAX RETURNS" means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority including any amendments thereto.

         "TAXES" means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.

         SECTION 1.2 TERMS DEFINED ELSEWHERE IN THIS AGREEMENT. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

                         Term                               Section
                         ----                               -------
                    Agreement  ............................ Preamble
  Amended Operating Agreement  ...........................  2.3(a)(ii)
   Certificate of Designation  ...........................  2.1(b)
                      Closing  ...........................  2.2
                 Closing Date  ...........................  2.2
                      Damages  ...........................  6.2(a)
                      Equinox  ...........................  Recitals
            Indemnified Party  ...........................  6.5(a)
           Indemnifying Party  ...........................  6.5(a)
          Original Securities  ...........................  Recitals
              Preferred Stock  ...........................  2.1(b)
               Purchase Price  ...........................  2.1(a)
                    Purchaser  ...........................  Preamble
          Purchaser Documents  ...........................  5.2
        Purchaser Indemnitees  ...........................  6.2(a)
               Securities Act  ...........................  5.6
             Member Documents  ...........................  3.1
           Member Indemnitees  ...........................  6.3
              Initial Members  ...........................  Preamble
            Third Party Claim  ...........................  6.5(a)
       Transferred Securities  ...........................  2.1

         SECTION 1.3 RULES OF INTERPRETATION. Unless otherwise expressly provided hereby, for purposes of this Agreement, the following rules of interpretation shall apply:

         (a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

         (b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term "includes" or "including" shall mean "including without limitation." The words "hereof," "hereto," "hereby," "herein," "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

         (c) The parties acknowledge that each party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

         (d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

                                   ARTICLE II
                                PURCHASE AND SALE
                                -----------------

         SECTION 2.1 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, each of the Initial Members will sell, convey, transfer, assign and deliver to Purchaser, free and clear of any Liens, those Original Securities held by the Initial Members and set forth opposite their respective names on
Schedule 2.1 (the "Transferred Securities") for an aggregate purchase price (the "Purchase Price") consisting of:

         (a) Three Hundred Thousand Dollars ($300,000) in cash, receipt of which is hereby acknowledged as being paid in the following three installments:
$150,000 paid June 12, 2008, $50,000 paid on June 26, 2008 and $100,000 paid on
July 3, 2008 which funds were loaned by the Initial Members to the Company to further its operations ("Loans") which Loans shall be repaid by the Company immediately upon the funding set forth in Section 7.2(a).

         (b) 900,000 shares of Series A Preferred Stock (the "Preferred Stock") of Purchaser having the rights, preferences and privileges set forth in the Certificate of Designation attached hereto as Exhibit A (the "Certificate of Designation"), of which:

                  (i) 300,000 shares of the Preferred Stock shall immediately vest upon the Closing;

                  (ii) 300,000 shares of Preferred Stock shall vest if Equinox shall have achieved a pre-tax net profit, determined in accordance with generally accepted accounting principles ("GAAP") of not less than $5,000,000 for the 12 calendar months commencing upon the Closing Date of the Initial Offering (as defined below) The preferred stock shall have a cumulative annual dividend equal to 3% of the implied value of $5 per share minimum; and

                  (iii) 300,000 shares of Preferred Stock shall vest if Equinox shall have achieved a pre-tax net profit, determined in accordance with GAAP, of not less than $10,000,000 for the 12 calendar months commencing upon 12 months after the Closing Date of the Initial Offering (as defined below).

         (c) The delivery of $125,000, receipt of which is hereby acknowledged, which shall be treated as a payment of a portion of the Initial Offering.

         SECTION 2.2 Employment Agreements with the Initial Members. As a condition to the Closing, ECE shall enter into three-year employment agreements with each of the Initial Members pursuant to which they will in the aggregate receive a distribution to the Initial Members, based as follows - Greg Watkins - 40%, Billy Barnwell - 30%, and John Baile - 30%, of ten percent (10%) of the net carbon credits received by Purchaser, Equinox, or any related entity in conjunction with Equinox related projects, on projects identified by Equinox, so long as their employment continues with Equinox. The employment agreements may only be terminated for "Cause" as defined therein. The employment agreements shall set forth the position, benefits and other standard terms, including, without limitation, that any ten percent (10%) of any credits originated during the employment period shall be continued to be paid to each Member after the termination of such employment.

         SECTION 2.3 CLOSING. The closing of the purchase and sale of the Transferred Securities (the "Closing") shall take place at the offices of Purchaser's counsel, Wilson, Haglund & Paulsen, P.C., 9110 Irvine Center Drive, Irvine, California 92618, within ten (10) days after the execution and delivery of this Agreement (the "Closing Date").

         SECTION 2.4 CLOSING DELIVERIES. At the Closing:

         (a) Equinox shall:

                  (i) deliver to Purchaser certificates representing the Transferred Securities; and

                  (ii) execute and deliver the Amended and Restated Operating Agreement of Equinox in the form attached hereto as Exhibit C (the "Amended Operating Agreement").

         (b) Each Initial Member shall:

                  (i) Execute and deliver the Amended Operating Agreement of Equinox; and

                  (ii) Cause Equinox to transfer the Transferred Securities to the Purchaser.

         (c) Purchaser shall:

                  (i) deliver to each Initial Member certificates representing the Preferred Stock that immediately vests under Section 2.1(b)(i) due to such Initial Member for the Transferred Securities being sold by such Member; and

                  (ii) execute and deliver to Equinox the Amended Operating Agreement.

                                  ARTICLE III
           INITIAL MEMBERS' INDIVIDUAL REPRESENTATIONS AND WARRANTIES
           ----------------------------------------------------------

         Each Initial Member, , hereby represents and warrants to Purchaser that the following representations and warranties are true and correct:

         SECTION 3.1 AUTHORIZATION OF AGREEMENT. Such Initial Member has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate to be executed by such Initial Member in connection with the consummation of the transactions contemplated by this Agreement (the "Member Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Member Documents, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of such Initial Member. This Agreement has been, and each of the Member Documents will be at or prior to the Closing, duly and validly executed and delivered by such Initial Member and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Member Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Initial Member, enforceable against such Initial Member in accordance with its terms.

         SECTION 3.2 NO CONFLICTS. None of the execution and delivery by such Initial Member of this Agreement or the Member Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by such Initial Member with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (a) the Organizational Documents of such Initial Member (if not a natural person); (b) any Contract to which such Initial Member is a party or by which any of the properties or assets of such Initial Member are bound (c) any Order of any Governmental Authority applicable to such Initial Member or by which any of the properties or assets of such Initial Member are bound; or (d) any applicable Law.

         SECTION 3.3 CONSENTS AND APPROVALS. No consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Governmental Authority or third party is required on the part of such Initial Member in connection with the execution and delivery of this Agreement, the Member Documents, the compliance by such Initial Member with any of the provisions hereof, or the consummation of the transactions contemplated hereby.

         SECTION 3.4 OWNERSHIP AND TRANSFER OF MEMBERSHIP INTEREST. Such Initial Member is the owner of the Original Securities designated as owned by it on
Schedule 2.1, free and clear of any and all Liens. Upon the sale of the Transferred Securities sold by such Initial Member pursuant to this Agreement, Purchaser will possess good and marketable title to such Transferred Securities, free and clear of any and all Liens.

         SECTION 3.5 LITIGATION. There is no Legal Proceeding pending or, to the knowledge of such Initial Member, threatened against Equinox or such Initial Member or to which such Initial Member is otherwise a party relating to the Original Securities, this Agreement, the Member Documents or the transactions contemplated hereby or thereby.

         SECTION 3.6 FINANCIAL ADVISOR. No financial advisor, broker, finder or investment bank is entitled to any brokerage, finder's fee or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by Equinox, such Initial Member or any of its Affiliates.

                                   ARTICLE IV
              SELLERS' REPRESENTATIONS AND WARRANTIES AS TO EQUINOX
              -----------------------------------------------------

         The Initial Members jointly and severally hereby represent and warrant to Purchaser that the following representations and warranties are true and correct:

         SECTION 4.1 ORGANIZATION AND QUALIFICATION. Equinox is a limited liability companies duly organized and validly existing under the Laws of the State of Nevada and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted and to consummate the transactions contemplated hereby. Except as set forth in Schedule 4.1, Equinox is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Equinox has made available to Purchaser accurate and complete copies of its Organizational Documents, each as currently in effect.

         SECTION 4.2 NO CONFLICTS. None of the execution and delivery of this Agreement by the Initial Members, the consummation of the transactions contemplated hereby, or compliance by the Initial Members with any of the provisions hereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (a) the Organizational Documents of Equinox; (b) any Contract to which Equinox is a party or by which any of the properties or assets of Equinox are bound; (c) any Order of any Governmental Authority applicable to Equinox or by which any of its properties or assets are bound; or (d) any applicable Law.

         SECTION 4.3 CAPITALIZATION. The authorized equity securities of Equinox immediately preceding the date hereof consist of membership interests, all of which are owned beneficially and of record by the Initial Members in the amounts set forth on Schedule 4.3. The Initial Members are not subject to any agreements or understandings with respect to the voting or transfer of any of the Original Securities (except as contemplated by this Agreement or as set forth in Equinox's Organizational Documents). All of the Original Securities have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, convertible securities, warrants or calls or preemptive rights of any kind issued or granted by, or binding upon, the Initial Members or Equinox to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in Equinox.

         SECTION 4.4 SUBSIDIARIES. Equinox does not own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. Equinox is not a participant in any joint venture, partnership, or similar agreement.

         SECTION 4.5 FINANCIAL STATEMENTS; ABSENCE OF CHANGES.

         (a) Attached hereto as Schedule 4.5 are copies of the unaudited financial statements of Equinox as of September 30, 2008 (the "Equinox Financial Statements"). The Equinox Financial Statements fairly present the financial condition and the results of operations, changes in members' equity and cash flow of Equinox as at the respective dates of and for the periods referred to in such Equinox Financial Statements and are consistent with the books and records of Equinox.

         (b) Since February 4, 2008, Equinox has conducted its business only in the ordinary course, and since such date there has not occurred any event having a material adverse effect or, to Equinox's knowledge, any event or development which is reasonably likely to cause an event that could reasonably be expected to cause a material adverse effect.

         SECTION 4.6 NO UNDISCLOSED LIABILITIES; INDEBTEDNESS.

         (a) Except as set forth in Schedule 4.6, Equinox does not have any material liabilities or obligations of any nature, whether accrued, absolute, contingent, unliquidated, civil, criminal or otherwise, and whether due or to become due, other than liabilities that (i) are disclosed in the Equinox Financial Statements, (ii) were incurred since its respective date of formation in the ordinary course of business and (iii) arise under Contracts, copies of which have been made available to Purchaser.

         (b) Except as provided herein and as set forth on Schedule 4.5, Equinox does not have any outstanding indebtedness for borrowed money.

         SECTION 4.7 REAL PROPERTY. Equinox does not have and has not since its inception had any interest in any real property other than any lease provided to Purchaser.

         SECTION 4.8 INTELLECTUAL PROPERTY.

         (a) Equinox has such ownership of or such rights by license or otherwise in all patents and patent applications, mask works, trademarks and service marks, trademark and service mark registrations and applications, trade names, logos, brands, titles, copyrights, subsidiary rights, copyright registrations and applications, trade secrets, names and likenesses, know-how, proprietary processes, compositions of matter, formulae, designs, computer software programs and other proprietary rights as are necessary to conduct and permit the conduct of the business of Equinox as currently conducted (collectively, the "INTELLECTUAL PROPERTY RIGHTS"), except where the failure to have such ownership or right by license or otherwise, individually and in the aggregate, would not reasonably be expected to have a material adverse effect. Attached as Schedule 4.8 is a list of all (i) registered Intellectual Property Rights owned by Equinox and (ii) material registered Intellectual Property Rights licensed or otherwise used by Equinox in the conduct of its business.

         (b) The conduct of the business of Equinox as currently conducted does not infringe upon the intellectual property rights of any third party or violate the privacy rights of any third party or defame any third party and there are no such present or, to the knowledge of the Initial Members, threatened infringements or violations of the Intellectual Property Rights by any third party, except, in either case, for such infringements or violations which, individually and in the aggregate, would not reasonably be expected to have a material adverse effect.

         SECTION 4.9 TAXES.

         (a) Because Equinox has been in operation for less than 1 calendar year, Equinox has not filed any Tax Returns required to be filed by it .

         (b) As used in this Agreement, "TAX RETURNS" shall mean all domestic or foreign (whether national, Federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes and any amended Tax Return.

         (c) No liens for Taxes (other than for current Taxes not yet due and payable) exist with respect to any assets or properties of Equinox. Equinox is not bound by any agreement with respect to Taxes.

         SECTION 4.10 LITIGATION. Except as set forth in Schedule 4.10, there is no Legal Proceeding pending or, to the knowledge of the Initial Members or Equinox, threatened against Equinox or to which Equinox or any Member is otherwise a party.

         SECTION 4.11 COMPLIANCE WITH LAWS. Except as set forth in Schedule 4.11, Equinox is in compliance in all material respects with all applicable Laws. Except as set forth on Schedule 4.11, Equinox has not received written notice of, and there has never been, any citation, fine or penalty imposed or asserted against Equinox for any violation or alleged violation of such Laws.

                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

         Purchaser hereby represents and warrants to Initial Members that the following representations and warranties are true and correct:

         SECTION 5.1 ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate properties and carry on its business as now conducted and to consummate the transactions contemplated hereby. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has made available to Equinox accurate and complete copies of its Organizational Documents, each as currently in effect.

         SECTION 5.2 AUTHORIZATION OF AGREEMENT. Purchaser has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Purchaser Documents, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of Purchaser. This Agreement has been, and each of the Purchaser Documents will be at or prior to the Closing, duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Initial Members) this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against such Member in accordance with its terms.

         SECTION 5.3 NO CONFLICTS. None of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (a) the Organizational Documents of Purchaser; (b) any Contract to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound (c) any Order of any Governmental Authority applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or
(d) any applicable Law.

         SECTION 5.4 CONSENTS AND APPROVALS. No consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Governmental Authority or third party is required on the part of Purchaser in connection with the execution and delivery of this Agreement, the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof, or the consummation of the transactions contemplated hereby.

         SECTION 5.5 LITIGATION. There is no Legal Proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser or to which Purchaser is otherwise a party relating to the purchase of the Transferred Securities, this Agreement, the Purchaser Documents or the transactions contemplated hereby or thereby.

         SECTION 5.6 SECURITIES MATTERS. Purchaser is an "accredited investor" as defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"), and is acquiring the Transferred Securities from Initial Members solely for its own account and not with a view to any distribution or disposition thereof. Purchaser understands that the Transferred Securities (a) have not been registered under the Securities Act or registered or qualified under any applicable state securities laws in reliance upon specific exemptions therefrom, and (b) may not be transferred or sold except in a transaction registered or exempt from registration under the Securities Act, and registered or qualified or exempt from registration or qualification under any applicable state securities laws.

         SECTION 5.7 FINANCIAL ADVISOR. No financial advisor, broker, finder or investment bank is entitled to any brokerage, finder's fee or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by Purchaser or any of their Affiliates.

                                   ARTICLE VI
                                 INDEMNIFICATION
                                 ---------------

         SECTION 6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Initial Members and the representations and warranties of Purchaser shall survive until the earlier of the first anniversary of the Closing. All of the covenants made by each party in this Agreement shall survive the consummation of the transactions contemplated hereby and shall continue in full force and effect after the Closing indefinitely until all obligations with respect to any such covenants are fulfilled in their entirety.

         SECTION 6.2 INDEMNIFICATION BY INITIAL MEMBERS. Subject to Sections 6.1 and 6.4, after the Closing

         (a) Each Member individually will indemnify and hold harmless Purchaser and its representatives, members and affiliates (collectively, the "Purchaser Indemnitees") for, and will pay to the Purchaser Indemnitees the amount of, any loss, liability, claim, damage (specifically excluding incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with (i) any breach of any representation or warranty made by such Member in Article III and Article IV of this Agreement or any other certificate or document delivered by such Member pursuant to this Agreement and (ii) any breach by such Member of any covenant or obligation of such Member in this Agreement or any Member Document.

         SECTION 6.3 INDEMNIFICATION BY PURCHASER. Subject to Sections 6.1 and 6.4, after the Closing, Purchaser will indemnify and hold harmless each Initial Member and their representatives, members and affiliates (collectively, the "Member Indemnitees") for, and will pay to the Member Indemnitees the amount of, any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Purchaser in Article V of this Agreement or any other certificate or document delivered by Purchaser pursuant to this Agreement and (b) any breach by Purchaser of any covenant or obligation of Purchaser in this Agreement or any Purchaser Document.

         SECTION 6.4 LIMITATION ON LIABILITY.

         (a) No party shall be liable to any other party for consequential damages for breaches of such party's representation or warranties herein, provided that this shall not limit any party's right to indemnification hereunder to the extent such party becomes obligated to pay consequential damages to a third party in connection with a claim that is subject to indemnification hereunder.

         SECTION 6.5 THIRD PARTY CLAIMS.

         (a) In the event that any party desires to make a claim under Sections
6.2 or 6.3 in connection with any action, suit, proceeding, or demand at any time instituted against or made upon any party for which such party may seek indemnification hereunder (a "Third Party Claim"), the party or parties entitled to indemnification hereunder (the "Indemnified Party") shall promptly notify the party or parties required to provide indemnification hereunder (the "Indemnifying Party") of such Third Party Claim and the claim of indemnification with respect thereto, provided that failure of the Indemnified Party to give such prompt notice shall not relieve the Indemnifying Parties of their obligations under this Article VI, except to the extent, if at all, that the Indemnifying Parties shall have been prejudiced thereby.

         (b) Upon receipt of notice from the Indemnified Party pursuant to
Section 6.5(a), the Indemnifying Parties will, subject to the provisions of
Section 6.5(c), assume the defense and control of such Third Party Claim, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, that if an Indemnifying Party is also subject to the Third Party Claim and counsel to the Indemnified Party reasonably determines in writing that a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party, then the Indemnifying Parties shall be liable under this
Article VI for the fees of the Indemnified Party's counsel and any other expenses related to the defense of such Third Party Claim. The Indemnifying Parties shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party; shall take all steps necessary in the defense or settlement of such Third Party Claim; and shall at all times diligently and promptly pursue the resolution of such Third Party Claim. The Indemnified Party shall, and shall cause each of its Affiliates and representatives to, cooperate fully with the Indemnifying Parties in the defense of any Third Party Claim defended by the Indemnifying Parties.

         (c) The Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party; but only if the Indemnifying Parties shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement;
(ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or to the conduct of any Indemnified Party's business; (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim.

         (d) The parties each hereby consents to the nonexclusive jurisdiction of any court in which a proceeding in respect of a Third-Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such proceeding or the matters alleged therein and agree that process may be served on the Indemnifying Party with respect to such a claim anywhere in the world.

         SECTION 6.6 EXCLUSIVE REMEDY. The indemnities set forth in this Article VI shall be the exclusive remedies of the parties for any misrepresentation, breach of warranty or nonfulfillment or failure to perform any covenant or agreement contained in this Agreement, and the parties shall not be entitled to any further indemnification rights or claims of any nature whatsoever in respect thereof.

                                  ARTICLE VII
                                OTHER AGREEMENTS
                                ----------------

         SECTION 7.1 REIMBURSEMENT FOR TAXES. Purchaser acknowledges that the Initial Members will be taxed on the ordinary income each Initial Member receives on the sale of the Transferred Securities. Purchaser agrees that at Closing Equinox will, from the proceeds of the Initial Offering, reimburse the Initial Members in an amount equal to the difference between the federal and state income tax paid with respect to the sale of the Transferred Securities and the amount which the Initial Members would have paid if the sale of the Transferred Securities were taxed as long term capital gains, provided that such amount shall not exceed $100,000 in the aggregate for all Initial Members. Such amount shall be paid no later than thirty (30) calendar days prior to the date that the Initial Members federal taxes are due.

         SECTION 7.2 PRIVATE PLACEMENT FOR EQUINOX. After the Closing, Purchaser shall use commercially reasonable efforts to identify a bridge lender or investor to invest at least $6,000,000 (the "Initial Offering") in Equinox, the proceeds of which shall be used for overhead and operating expenses for Equinox and to produce the projects and carbon credits to invest in alternative energy projects selected by Equinox. Such Initial Offering shall be closed as follows:

         (a) At least Two Million Dollars ($2,000,000) will be invested in Equinox within 90 days after the Closing of this Agreement;

         (b) At least Four Million Dollars ($4,000,000) in the aggregate will be invested in Equinox within 180 days after the Closing of this Agreement; and

         (c) At least Six Million Dollars ($6,000,000) in the aggregate will be invested in Equinox within 270 days after the Closing of this Agreement.

         (d) The closing of the Initial Offering (the "Offering Closing Date") shall be deemed to occur upon receipt of $2.0 million by Equinox.

         (e) The terms of the Initial Offering shall be on terms and conditions as agreed upon by Purchaser and a majority of the Initial Members; provided, however, the Initial Members shall not unreasonably withhold their consent. Any membership interests issued and sold in the Initial Offering will result in dilution of the membership interests of both Purchaser and the Members; provided, however, that the Initial Member's remaining interest shall not be diluted by any offering, reverse merger, or conversion to less than 15% of the total equity ownership until the Company has received not less than $25.0 million in gross proceeds from equity offerings. Thereafter, the Initial Members shall be subject to dilution from any equity offering.

         SECTION 7.3 INITIAL PUBLIC OFFERING. In addition, subject to market conditions and the availability of an underwriter, Purchaser will use commercially reasonable efforts to engage an investment bank to conduct a firm commitment public offering of Equinox securities to raise approximately $25.0 million, the proceeds of which shall be used for alternative energy projects, to fund the operations of the carbon credit trading program and as otherwise approved by the managing board of Equinox.

         SECTION 7.4 EXISTING AGREEMENTS. Purchaser hereby acknowledges that the Initial Members individually or together operate several other businesses ("Businesses") all of which provide services to Equinox. Furthermore, Equinox has entered into an agreement with the Businesses whereby the Businesses have a right of first refusal to provide particular services to Equinox. Purchaser and the Initial Members shall cooperate in good faith to ensure that such agreements are in the best interests of Equinox and, to the extent determined by Purchaser and a majority in number of the Initial Members, none of whom shall be recused from voting, such agreement shall be terminated, cancelled or modified. Notwithstanding anything to the contrary in the Amended [and Restated] Operating Agreement, the Purchaser and each Initial Member shall vote not by percentage of ownership, but rather by each casting a single vote on issues arising pursuant to this Section 7.4.

         SECTION 7.5 REMEDY FOR FAILURE TO RAISE CAPITAL. If Purchaser fails to raise the capital required by Section 7.1 in a timely manner as required by
Section 7.1, then the Initial Members, as their sole remedy at law or in equity, shall receive warrants to purchase 1,000,000 shares of Purchaser common stock at an exercise price of $0.01 per share for each breach of Section 7.1(a), (b) or
(c), which warrants will not be exercisable until the earlier of (i) two years from the date of issuance or (ii) until the Initial Members exercise the Repurchase Option (as defined in Section 7.6 below). Purchaser acknowledges and agrees that such warrants shall be issued as liquidated damages, which Purchaser acknowledges is fair and reasonable in light of the difficulty of determining the actual damages caused by Purchaser's breach. The number of warrants shall be reduced proportionately to the extent a portion of any required capital is actually received by Equinox.

         SECTION 7.6 REPURCHASE RIGHT.

         (a) In the event that Purchaser fails to raise or invest in Equinox gross proceeds of at least $6,000,000 in the Initial Offering on or before the date that is one year after the Closing of this Agreement, the Initial Members shall, from and after such date for a period of thirty (30) days, have an irrevocable, exclusive option ("Repurchase Option") to repurchase thirty-one percent (31%) of the Transferred Interests from the Purchaser (the "Restricted Interests"); provided, however, such thirty-one percent (31%) shall be reduced proportionately to the extent Equinox has received any equity or debt investment prior to the date that is one year after the Closing. The purchase price for the Restricted Interests shall be One Dollar ($1.00) (the "Purchase Price"). The Repurchase Option may be assigned by the Initial Members to any third person.

         (b) The Repurchase Option shall be exercised by written notice by the Member to the Purchaser, with a check in the amount of the Purchase Price for the Restricted Interest being repurchased. Upon delivery by Member of such notice and payment of the Purchase Price, the Member shall become the legal and beneficial owner of the Restricted Interest being repurchased and all rights and interest therein or related thereto, and the Initial Member Purchaser shall have the right to transfer to its own name the Restricted Interest being repurchased by the Initial Member, without further action by the Purchaser.

         SECTION 7.7 NONRECOURSE. Purchaser agrees that the $300,000.00 delivered pursuant to Section 2.1 shall be nonrecourse should the transaction fail to close and the Purchaser waives any and all rights shall to seek recovery of the $300,000.00 from the Initial Members.

                                  ARTICLE VIII
                                  MISCELLANEOUS
                                  -------------

         SECTION 8.1 FURTHER ASSURANCES. The parties agree to (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         SECTION 8.2 EXPENSES. Except as otherwise provided in this Agreement, each party shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

         SECTION 8.3 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one (1) business day after the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

          If to Purchaser:             American Environmental Energy, Inc.
                                       650 Town Center Drive, Suite 860
                                       Costa Mesa, California 92626
                                       Telecopy:  (714) 242-9424
                                       Attn.:  Brent Brewer

          With required copy to:       Wilson, Haglund & Paulsen, P.C.
                                       9110 Irvine Center Drive
                                       Irvine, California 92618
                                       Telecopy:  (949) 752-1144
                                       Attn.:  Christopher A. Wilson

          If to the Initial Members:   20401 SW Birch Street, Suite 220
                                       Newport Beach, California 92660
                                       Telecopy:  (949) 222-0525
                                       Attn.:  William F. Barnwell, John Baile,
                                       Greg Watkins

          With required copy to:       Adorno, Yoss, Alvarado, & Smith
                                       1 MacArthur Place Suite 200
                                       Santa Ana, Ca 92707
                                       Telecopy:  (714) 852-6800
                                       Attn.: Ruben Smith


         SECTION 8.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, between the parties hereto relating to the transactions contemplated hereby or the subject matter herein.

         SECTION 8.5 MODIFICATIONS. Neither this Agreement nor any provision hereof may be modified, amended, changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such modification, amendment, change, waiver, discharge or termination is sought.

         SECTION 8.6 ASSIGNMENT; BINDING EFFECT; NO THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. No provision of this Agreement or any agreement referenced herein shall create a third-party beneficiary relationship or otherwise confer any benefit, entitlement or right upon any Person other than the parties to this Agreement or such referenced agreement, as the case may be.

         SECTION 8.7 GOVERNING LAW. The provisions of this Agreement, all of the documents delivered pursuant hereto, their execution, performance or nonperformance, interpretation, construction and all matters based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement (whether in tort or contract) shall be governed by the laws, both procedural and substantive, of the State of California without regard to its conflict of laws provisions that if applied might require the application of the laws of another jurisdiction.

         SECTION 8.8 SUBMISSION TO JURISDICTION; CONSENT TO SERVICE OF PROCESS.

         (a) The Initial Members, on behalf of themselves and each of the other Member Indemnitees, and Purchaser, on behalf of itself and each of the other Purchaser Indemnitees, hereby irrevocably submit to the exclusive personal jurisdiction of the state courts located in Orange County within the State of California and the federal courts within the Central District of the State of California over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The Initial Members, on behalf of themselves and each of the other Member Indemnitees, and Purchaser, on behalf of itself and each of the other Purchaser Indemnitees, hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. The Initial Members, on behalf of themselves and each of the other Member Indemnitees, and Purchaser, on behalf of itself and each of the other Purchaser Indemnitees, hereto agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

         (b) The Initial Members, on behalf of themselves and each of the other Member Indemnitees, and Purchaser, on behalf of itself and each of the other Purchaser Indemnitees, hereby consent to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.3.

         SECTION 8.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         SECTION 8.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                             AMERICAN ENVIRONMENTAL ENERGY, INC.


                                             By: /s/ BRENT A. BREWER
                                                 -------------------------------
                                                 Name: Brent A. Brewer
                                                 Title: Chief Executive Officer



                                             EQUINOX CARBON EQUITIES, LLC


                                             By: /s/ GREG WATKINS
                                                 -------------------------------
                                                 Name: Greg Watkins
                                                 Title: Authorized Member


                                             INITIAL MEMBERS:



                                             /s/ WILLIAM F. BARNWELL
                                             -----------------------------------
                                             William F. Barnwell


                                             /s/ GREG WATKINS
                                             -----------------------------------
                                             Greg Watkins


                                             /s/ JOHN C. BAILE
                                             -----------------------------------
                                             John C. Baile

                                  Schedule 4.1

                         Organization and Qualification
                         ------------------------------

Equinox has filed appropriate documents with the California Secretary of State seeking to qualify to do business in California as a foreign limited liability company. Equinox has not yet received confirmation from the State that the qualification documents have, in fact, been filed.

Schedule 4.3

                                 Capitalization

Member                     Ownership Percentage               Capitalization
--------------------------------------------------------------------------------
William F. Barnwell        30%                                $40.00
Greg Watkins               40%                                $100.00
John C. Baile              30%                                $40.00

Schedule 4.5

                              Financial Statements

            [Unaudited financial statements of Equinox as of 9/30/08]
            ---------------------------------------------------------

                                  Schedule 4.6

                             Undisclosed Liabilities
                             -----------------------

                                      None

                                  Schedule 4.8

                              Intellectual Property
                              ---------------------

As is customary for the industry, Equinox does not own the copyright to any architectural plans created for Equinox, including any plans created by Watkins/Baile and Associates, an Architectural corporation.

                                 Schedule 4.10

                                   Litigation
                                   ----------

                                      None

                                  Schedule 4.11

                              Compliance with Laws
                              --------------------

                                      None